Exhibit 11a

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the 1-A POS (Post-qualification amendment) Part II and III dated April 3, 2023, of our report, dated June 23, 2022, on our audit of financial statement of Birgo Reiturn Fund LLC, which comprises the balance sheet as of December 31, 2021, and the related notes to the financial statement.

Pittsburgh, Pennsylvania
April 3, 2023